 News
NYSE: BWS
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports Net Earnings Per Diluted Share of $2.52 for Fiscal 2003

            ST. LOUIS, MISSOURI, February 25, 2004 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced net earnings of $2.52 per diluted share for the 52-week fiscal year ended January 31, 2004, even with last year's diluted net earnings per share of $2.52. Net earnings were $46.9 million versus $45.2 million in fiscal 2002. Fiscal 2003 net earnings included special charges of $2.7 million after-tax, or $0.14 per diluted share, to close Brown Shoe's last Canadian footwear factory, and $2.0 million after-tax, or $0.11 per diluted share, related to the Redfield class action litigation. Excluding those charges, net earnings were $51.6 million or $2.77 per diluted share. Fiscal 2002 net earnings included after-tax gains from the recovery of reserves established in fiscal 2001, of $0.5 million, or $0.03 per diluted share, to close under-performing Naturalizer retail stores and $0.7 million, or $0.04 per diluted share, from the severance reserve established to implement a new shared services platform. Excluding these recoveries, net earnings were $44.0 million, or $2.45 per diluted share.

            Excluding all special charges and recoveries, Brown Shoe net earnings per share for fiscal 2003 rose 13.1% versus 2002. Sales for the 52 weeks of fiscal 2003 were $1.832 billion, a decrease of 0.5% from $1.841 billion for the 52 weeks of fiscal 2002.

            "Overall, fiscal 2003 was a good year for Brown Shoe as operating earnings increased by 14.4% at Famous Footwear, and by 2.3% at Wholesale, which includes the costs to close our last remaining Canadian factory," said Ron Fromm, Brown Shoe Chairman and CEO. "Furthermore, our 2003 results reflect significant investments we made in several key areas: new systems, updating our stores, marketing and talent, which will help pave the way for future growth of the Company."

            "Looking ahead, we expect to continue investing in our operating platform, which will lead to added growth opportunities and result in enhanced shareholder value," Fromm said. "We remain committed to driving traffic at our Famous Footwear stores, building greater preference for our wholesale brands, and integrating the Bass brand into our wholesale portfolio, as well as investing in a new enterprise-wide initiative to improve our global supply chain."

            Called Project ExCEL (Exceeding Customer Expectations through Leadership), the new supply chain initiative will standardize product development processes, implement capacity and demand planning functions, and improve product flow - incorporating its Test + Learn model - for internal and external retail partners. While this initiative will require significant investment in 2004 and 2005 (already reflected in the Company's prior guidance for those periods), Brown Shoe believes material benefits will be achieved in 2006 and beyond.

Full-Year Results for Famous Footwear

            As a result of higher gross margins and continuing operating improvements, Famous Footwear achieved a 14.4% increase in its full-year operating earnings to $53.0 million, versus $46.3 million for fiscal 2002. Sales were $1.074 billion in fiscal 2003 versus $1.075 billion in fiscal 2002. This 0.1% decrease reflected 12 fewer average stores and a 2.4% decrease in same-store sales, due primarily to lower traffic counts throughout most of the year. However, because of an improved mix of trend-right, in-season product, both margin levels and the percentage of customers making purchases improved.

            In fiscal 2003, 57 stores were opened and 82 were closed, leaving the division with 893 stores at year-end. The new stores averaged about 8,000 square feet each, while the closed stores averaged about 5,000 square feet. Accordingly, total square footage increased slightly to 6.2 million feet at the end of fiscal 2003. For 2004, plans are to open about 70 stores and close about 50 stores.

            "The Famous Footwear management team has done an outstanding job as evidenced by the strong margins, improved product assortments and well controlled inventories that were $16 million below year-end 2002," said Fromm. "In 2004, we believe we can improve store traffic levels and look to achieve same-store sales improvements of 1% to 2% over 2003."

Full-Year Results for Wholesale Division

            Wholesale sales were $561.3 million, down 0.9% from the $566.4 million recorded a year ago due to sales difficulties at certain of its customers and accelerated shipments to customers in 2002 in anticipation of a West Coast dock workers strike. Operating earnings were $55.6 million including the special charge of $4.3 million to close the Canadian manufacturing facility. Excluding this charge, operating earnings for the Wholesale Division were $59.9 million, a 10% increase over operating earnings of $54.4 million for fiscal 2002.

            Gains in operating earnings were achieved by the Company's Naturalizer, LifeStride and Men's & Athletic footwear businesses.

            Sales of the Company's flagship Naturalizer brand declined 1.2%, after rising 17.8% last year and 28.6% the year before. Despite this decline, Naturalizer continued to gain market share in U.S. department stores, capturing 4.9% of market share in 2003, up from 4.5% in 2002. For each of the past four months, Naturalizer has been the number two brand in U.S. department stores, up from number three for fiscal 2002. In 2001, the brand was in fourth position and was sixth in 2000. [Note: All market share data is based on independent research from The NPD Group, Inc.]

            Sales of the Company's LifeStride brand rose 17.5% in 2003, as this brand earned 2.2% of department store market share versus 1.9% in 2002, and improved to 9th place in market share rankings for dollar-sales-volume, up from 11th place in 2002.

            "Our Wholesale divisions turned in a strong performance in a challenging retail environment," Fromm added. "Importantly, Brown Shoe had five of the top ten best-selling shoes in U.S. department stores in 2003 - three styles from Naturalizer, and one each from LifeStride and Original Dr. Scholl's. This clearly illustrates our commitment to delivering shoes with compelling style and value to our wholesale partners - footwear that helps build their businesses."

Full-Year Results for Naturalizer Retail

            Naturalizer Retail stores, located throughout the U.S. and Canada, posted sales of $189.2 million in 2003, versus $195.4 million last year. Four stores were opened in 2003; 15 were closed. An operating loss of $4.0 million was incurred in 2003 compared to operating earnings of $1.4 million in 2002. These results reflect a 4.1% same-store sales decline and lower margins at the 170 Canadian stores, and lower than expected store productivity within the 208 U.S. Naturalizer stores. Same-store sales in the U.S. stores rose 1.1% in 2003.

            At year's end, there were 378 Naturalizer Retail stores, compared to 389 at the end of fiscal 2002. Plans are to open about 16 stores and close about 16 stores in fiscal 2004.

            "Our Naturalizer retail segment had a disappointing year, both domestically and in Canada," said Fromm. "In Canada we took significant markdowns to clear inventories as we transition from Canadian-produced Naturalizer footwear to more fashionable imports, including a substantive mix of the U.S. product line. Going forward, we believe we have now created the opportunity to materially enhance our product in Canada, and in the U.S. we are resolved to improve the productivity of our stores."

Fourth Quarter Results

            Sales for the fourth quarter of fiscal 2003 were $433.8 million, a 4.0% decrease compared to sales of $452.1 million in the fourth quarter of fiscal 2002. Fourth quarter 2003 earnings were $5.1 million or $0.27 per diluted share, versus $9.3 million, or $0.51 per diluted share in fourth quarter 2002. All special charges and recoveries, outlined above, were taken in the fourth quarters of 2003 and 2002. Excluding those items, fourth quarter 2003 net earnings were $9.8 million, or $0.52 per diluted share, compared to $8.1 million, or $0.45 per diluted share in 2002.

            Fourth quarter results for the operating divisions were as follows: Sales at Famous Footwear were $242.0 million versus $242.3 million for the year-ago quarter, with same-store sales down 2.3%. Operating earnings for Famous Footwear were $6.1 million even with last year. For Wholesale, sales were $142.3 million versus $162.6 million in the year-ago period, reflecting difficulties at certain of its customers and accelerated shipments in the fourth quarter of 2002 in anticipation of a West Coast dock workers strike. Operating earnings for Wholesale were $14.7 million versus $17.4 million last year. Excluding the charge for closing the Canadian factory, which was taken in the fourth quarter of 2003, operating earnings for the Wholesale division were $19.0 million. Sales at the Naturalizer Retail U.S. and Canadian stores were $46.9 million versus $46.1 million in the year-ago fourth quarter. Naturalizer Retail had an operating loss of $1.4 million for the quarter, reflecting a same-store sales decline of 2.0% in the Canadian stores and a 0.4% same-store sales gain in the U.S. stores, which had a lower gross profit rate and higher expenses than last year. This compares to operating earnings of $1.2 million last year that included the recoveries outlined above of $0.9 million.

Financial Position and Forward-Looking Guidance

            The Company's financial position remains strong. Net cash provided by operating activities in fiscal 2003 was $87.8 million. Total debt decreased to $119.5 million from $152.5 million at year-end in 2002. Net interest expense was down 21.3% to $9.3 million. The debt-to-capital ratio improved to 25.2% from 34.0% last year.

            Looking ahead, the company estimates net earnings per diluted share of $3.15 for fiscal year 2004. Net earnings for the first quarter, despite the current unshipped Wholesale order position of 11% over last year, are planned down compared to 2003 -- within the range of $0.30 to $0.35 per diluted share versus $0.49 in 2003. The expected decrease in the first quarter is primarily due to transition costs associated with the new Bass footwear business and with consulting costs associated with the company's new EXCEL supply chain initiatives.

Non-GAAP Financial Measures

            In this press release, the Company's financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, the Company provides its fiscal 2003 and 2002 net earnings and net earnings per diluted share excluding certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company's business and provide useful information to both management and investors by excluding certain items that are not indicative of the Company's core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

Fourth Quarter Earnings and Conference Call

            A conference call to discuss fourth quarter results will be held this morning at 9:00 a.m. EST. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.companyboardroom.com. At the website, type in the BWS ticker symbol to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements under the caption "Financial Position and Forward-Looking Guidance." Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Superman, Supergirl, Loony Tune and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)
	January 31, 2004	February 1, 2003
ASSETS

Cash and Cash Investments	$55,657	$32,121
Receivables, Net	81,930	82,486
Inventories, Net	376,210	392,584
Other Current Assets	15,888	20,978
Total Current Assets	529,685	528,169

Property, Plant and Equipment - Net	85,548	84,813
Other Assets	104,097	101,894
	$719,330	$714,876

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes Payable	$19,500	$29,000
Trade Accounts Payable	116,677	129,209
Accrued Expenses	96,707	100,801
Income Taxes	2,960	5,352
Current Maturities of Long-Term Debt	-	20,000
Total Current Liabilities	235,844	284,362

Long-Term Debt and Capitalized Leases	100,000	103,493
Other Liabilities	28,358	30,414
Shareholders' Equity	355,128	296,607
	$719,330	$714,876

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended

	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003

Net Sales	$433,847	$452,132	$1,832,108	$1,841,443
Cost of Goods Sold	252,885	268,423	1,073,442	1,100,654

Gross Profit	180,962	183,709	758,666	740,789
- % of Sales	41.7%	40.6%	41.4%	40.2%

Selling & Administrative Expenses	170,268	169,670	681,585	667,456
- % of Sales	39.2%	37.5%	37.2%	36.2%

Provision for Litigation Costs	3,107	-	3,107	-

Operating Earnings	7,587	14,039	73,974	73,333

Interest Expense, Net	1,958	2,603	9,319	11,834

Earnings Before Income Taxes	5,629	11,436	64,655	61,499

Income Tax Provision	(494)	(2,088)	(17,761)	(16,327)

NET EARNINGS	$5,135	$9,348	$46,894	$45,172

Basic Net Earnings per Common Share	$.29	$.54	$2.65	$2.60

Diluted Net Earnings per Common Share	$.27	$.51	$2.52	$2.52

Basic Number of Shares	17,808	17,421	17,677	17,367

Diluted Number of Shares	18,863	18,157	18,616	17,939

See Notes to Condensed Consolidated Statements of Earnings.

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Unaudited)

(Thousands)

	Fifty-Two Weeks Ended

	January 31, 2004	February 1, 2003

OPERATING ACTIVITIES:
Net earnings	$46,894	$45,172
Adjustments to reconcile net earnings to net cash
Provided (used) by operating activities:
Depreciation and amortization	25,472	24,179
Share based compensation expense	4,773	2,071
Tax benefit related to share based plans	1,543	-
Loss on disposal or impairment of facilities and equipment	5,409	5,081
Provision (recoveries) for losses on accounts receivable	(194)	652
Changes in operating assets and liabilities:
Receivables	750	(14,833)
Inventories	16,374	3,643
Prepaid expenses and other current assets	5,090	18,260
Trade payables and accrued expenses	(15,291)	21,794
Income taxes	(2,392)	4,802
Other, net	(674)	(7,062)

Net cash provided by operating activities	87,754	103,759

INVESTING ACTIVITIES:
Capital expenditures	(29,467)	(25,648)
Other	486	148

Net cash used by investing activities	(28,981)	(25,500)

FINANCING ACTIVITIES:
Decrease in short-term notes payable	(9,500)	(35,250)
Debt issuance costs	-	(265)
Repayments of long-term debt	(23,500)	(28,550)
Proceeds from stock options exercised	4,926	2,259
Dividends paid	(7,163)	(7,044)

Net cash used by financing activities	(35,237)	(68,850)

Increase in cash and cash equivalents	23,536	9,409

Cash and cash equivalents at beginning of year	32,121	22,712

Cash and cash equivalents at end of period	$55,657	$32,121

Note: Certain prior period amounts have been reclassified in the Condensed Consolidated Statements of Earnings, Balance Sheets and Cash Flows to conform to current period presentation. These reclassifications did not affect net earnings.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

IN THOUSANDS, EXCEPT PER SHARE DATA
  In the fourth quarter of 2003, the Company recorded special charges of $4,543 ($2,676 after tax) related to the closing of its last Canadian footwear manufacturing factory, and $3,107 ($2,019 after tax) related to its Redfield class-action litigation and related costs, including the verdict, anticipated pretrial interest and sanction costs. Of these special charges, $1,617 was recorded as a component of cost of goods sold, $2,926 was recorded as a component of selling and administrative expenses, and $3,107 was reflected as a provision for litigation costs on the Consolidated Statement of Earnings
  In the fourth quarter of 2002, the Company recorded recoveries of special charges that were originally recorded during fiscal year 2001, including $1,100 ($715 after tax) related to the severance reserve related to the Company's new shared services platform, and $912 ($500 after tax) of the reserve established to close Naturalizer retail stores. Of these recoveries, $803 was recorded as a reduction of cost of goods sold and $1,209 was recorded as a reduction of selling and administrative expenses on the Consolidated Statement of Earnings.
  The following is a reconciliation of each non-GAAP financial measure, comprised of net earnings and net earnings per diluted share, adjusted to exclude special charges and recoveries, to the most directly comparable GAAP measures, for the fourth quarter and full fiscal year:

	Fourth Quarter
	2003		2002
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$ 5,135	$ 0.27	$ 9,348	$ 0.51
Special charges & (recoveries)
-Canadian factory closing	2,676	0.14	-	-
-Provision for litigation costs	2,019	0.11	-	-
-Naturalizer Retail excess store closing reserve	-	-	(500)	(0.02)
-Excess severance reserve	-	-	(715)	(0.04)
Net earnings before special charges and recoveries	$ 9,830	$ 0.52	$ 8,133	$ 0.45

	Fiscal Year
	2003		2002
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$ 46,894	$ 2.52	$ 45,172	$ 2.52
Special charges & (recoveries)
-Canadian factory closing	2,676	0.14	-	-
-Provision for litigation costs	2,019	0.11	-	-
-Naturalizer Retail excess store closing reserve	-	-	(500)	(0.03)
-Excess severance reserve	-	-	(715)	(0.04)
Net earnings before special charges and recoveries	$ 51,589	$ 2.77	$ 43,957	$ 2.45

  The Company's income tax provision in the respective periods is influenced by the mix of domestic versus offshore operating income. Offshore earnings are taxed at lower rates.